Exhibit 99

BEMIS COMPANY, INC.

One Neenah Center, 4th Floor

P.O. Box 669

Neenah, Wisconsin  54957-0669

For additional information please contact:

Melanie E. R. Miller

Vice President, Investor Relations

and Treasurer

(920)527-5045

Kristine Pavletich

Public Relations Specialist

(920)527-5159

FOR IMMEDIATE RELEASE

BEMIS COMPANY REPORTS 2012 SECOND QUARTER RESULTS

NEENAH, WISCONSIN, July 26, 2012 – Bemis Company, Inc. (NYSE:BMS) today reported diluted earnings of $0.40 per share for the second quarter ended June 30, 2012.  Diluted earnings per share would have been $0.54 for the second quarter of 2012, excluding the effect of facility consolidation and acquisition-related integration charges detailed in the attached schedule, “Reconciliation of Non-GAAP Data.”

Highlights of the second quarter 2012:

•                  Net sales totaled $1.3 billion.

•                  Adjusted diluted earnings per share of $0.54 increased 5.9 percent from the second quarter of 2011 and was in line with management’s second quarter guidance of $0.51 to $0.57 per share.

•                  Bemis expanded its facility consolidation program, which is now expected to generate approximately $50 million in annualized cost savings.

•                  Cash flow generated from operating activities increased to $94.5 million.

•                  Management revised guidance for the second half of the year:

•                  Adjusted earnings per share for the third quarter of 2012 in the range of $0.51 to $0.57

•                  Total year 2012 adjusted earnings per share guidance in the range of $2.00 to $2.10

•                  Total year 2012 capital spending of approximately $150 million

“In this challenging year, we continue to focus on prudent cost management and efficient implementation of our facility consolidation program,” said Henry Theisen, Bemis Company’s President and Chief Executive Officer. “A favorable raw material cost environment is expected to mitigate some of the negative effects of lower volume levels in 2012.  Significant foreign currency changes have also negatively impacted translation of foreign profits.  Our ongoing improvements in cost structure will position us well to deliver performance improvement once volume begins to strengthen.”

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CONSOLIDATED RESULTS

Total Bemis net sales for the second quarter of 2012 was $1.3 billion, a 4.2 percent decrease from the same period of 2011, reflecting the impact of lower unit volume in the flexible packaging business segment.  Acquisitions completed during the second half of 2011 increased second quarter net sales by an estimated 1.5 percent.  The impact of currency translation reduced net sales by 4.8 percent.

Diluted earnings per share for the second quarter of 2012 was $0.40 compared to $0.51 per share in the same quarter of 2011.  Excluding the effect of acquisition-related integration costs and facility consolidation costs, as detailed in the attached schedule, “Reconciliation of Non-GAAP Data,” diluted earnings per share, as adjusted, would have been $0.54 for the second quarter of 2012.

FACILITY CONSOLIDATION

During the second quarter of 2012, Bemis continued to implement its previously announced facility consolidation program.  In addition, Bemis expanded the program to include four additional locations, including three facilities outside of the United States. The objective of Bemis’ facility consolidation program is to improve efficiencies and reduce fixed costs.  This facility consolidation program is expected to save approximately $50 million in annualized costs beginning in 2013.

Highlights of the facility consolidation program:

•                  Total estimated program cost is expanded to $141 million

•                  $38.4 million expensed in 2011 ($26.3 million of employee costs; $12.1 million of fixed asset-related expenses)

•                  $8.3 million expensed in the first quarter of 2012 ($1.2 million of employee costs; $7.1 million of fixed asset-related expenses)

•                  $19.7 million expensed in the second quarter of 2012 ($14.0 million of employee costs; $5.7 million of fixed asset-related expenses)

•                  Most of the remaining charges are expected to occur during the second half of 2012, with about $20 million expected to move into early 2013.

•                  Total expected cash paid for the program has been revised to approximately $96 million

•                  $3.3 million paid in 2011

•                  $8.0 million paid in the first quarter of 2012

•                  $4.5 million paid in the second quarter of 2012

•                  $51 million expected to be paid during the remainder of 2012

•                  Remaining cash expenditures are expected to be paid in 2013

FLEXIBLE PACKAGING BUSINESS SEGMENT

Net sales of Bemis’ flexible packaging business segment was $1.2 billion, a 3.9 percent decrease from the same period of 2011. The impact of currency translation reduced net sales by 4.8 percent compared to the previous year, primarily reflecting the weaker Brazilian currency.  Bemis estimates that acquisitions completed during the second half of 2011 increased 2012 net sales by 1.7 percent.  The remaining modest reduction in sales represents the negative impact of lower unit sales volumes offset by higher selling prices and improved sales mix.

Segment operating profit for the second quarter of 2012 was $96.3 million, or 8.2 percent of net sales, compared to $116.3 million, or 9.5 percent of net sales, for the same period of 2011.  Facility consolidation program and acquisition-related integration costs negatively impacted results during the second quarter of 2012.  Excluding these costs, segment operating profit, as adjusted, would have been $117.7 million, or 10.1 percent of net sales.  (See attached schedule: “Reconciliation of Non-GAAP Data.”)  The effect of currency translation decreased operating profit in the second quarter of 2012 by $4.2 million compared to the same quarter of 2011.  Performance for the quarter reflects the benefits of prudent cost management and improvements in price/mix, partially offset by the negative impact of lower unit sales volumes.

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Commenting on the flexible packaging segment results, Theisen said, “Performance in the second quarter was as expected, with the negative effects of soft volume levels more than offset by increased pricing and improved sales mix.  We enjoyed modest volume growth in our high barrier food and medical product applications, but overall volume levels declined due to generally lower sales volumes in less complex product areas.  Our facility consolidation program aims to reduce costs and support our focus on high value-added packaging.”

PRESSURE SENSITIVE MATERIALS BUSINESS SEGMENT

Pressure sensitive materials net sales for the second quarter of 2012 were $141.9 million, down 6.3 percent compared to $151.5 million in the second quarter of 2011.  The decrease in net sales reflects the impact of lower sales volumes in addition to a negative impact from currency translation of 5.0 percent.  Currency translation in this business segment is primarily related to the Euro.  For the second quarter of 2012, operating profit was $10.9 million, or 7.7 percent of net sales, compared to operating profit for the second quarter of 2011 of $11.8 million, or 7.8 percent of net sales.  The effect of currency translation decreased operating profit in the second quarter of 2012 by $0.8 million compared to the same quarter of 2011.

OTHER OPERATING (INCOME) EXPENSE, NET

For the second quarter of 2012, other operating income and expense included $4.4 million of fiscal incentive income, compared to $5.4 million for the second quarter of 2011.  Fiscal incentives are associated with net sales and manufacturing activities in certain South American operations and are included in flexible packaging segment operating profit.

CAPITAL STRUCTURE AND CASH FLOW

Net debt (defined as total debt less cash) to adjusted EBITDA (defined as, for the last twelve month period, adjusted operating income plus depreciation and amortization) was 2.3 times at June 30, 2012.  Cash provided by operating activities for the second quarter of 2012 was $94.5 million after the payment of $23.5 million of pension contributions.  These contributions maintain the current funded status of the U.S. pension plans above 90 percent.  Management intends to direct future excess cash flow toward debt reduction during 2012 in order to reduce the ratio of net debt to adjusted EBITDA toward a target of approximately 2.0 times.

2012 EARNINGS OUTLOOK

Commenting on the outlook for the rest of the year, Theisen said, “We have lowered our expectation for sales volumes for the remainder of the year and adjusted guidance to reflect both lower volumes and weaker foreign currency exchange rates.  We are executing our facility consolidation program to effectively deliver measurable savings in 2013 and meet our objectives for performance improvement.  Our 2012 capital expenditure plan supports our key high barrier product growth initiatives in China, Brazil, and North America, but we have reduced our expected investments in other areas in light of current volume trends.”

Management expects adjusted diluted earnings per share for the third quarter of 2012 to be in the range of $0.51 to $0.57.  Management expects adjusted diluted earnings per share for the full year 2012 to be in the range of $2.00 to $2.10 per share.  Capital expenditures are expected to be approximately $150 million for the full year 2012, a reduction from management’s previous guidance of $175 million.

PRESENTATION OF NON-GAAP INFORMATION

This press release refers to non-GAAP financial measures: adjusted operating profit, adjusted operating profit as a percentage of net sales, net debt to adjusted EBITDA, and adjusted diluted earnings per share.  These non-GAAP financial measures adjust for factors that are unusual or unpredictable.  These measures exclude the impact of certain amounts related to facility consolidation activities including employee-related costs, lease termination payments, accelerated

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depreciation, and the write-down of equipment.  These measures also exclude acquisition-related expenses including transaction expenses, due diligence expenses, professional and legal fees, purchase accounting adjustments for inventory and order backlog, integration expenses, the cash portion of any acquisition earn-out payments recorded as compensation expenses, changes in fair value of deferred acquisition payments, and goodwill and intangible asset impairment charges.  This adjusted information should not be construed as an alternative to results determined in accordance with accounting principles generally accepted in the United States of America (GAAP).  It is provided solely to assist in an investor’s understanding of the impact of these items on the comparability of the Company’s on-going business operations.

FORWARD LOOKING STATEMENTS

Statements in this release that are not historical, including statements relating to the expected future performance of the Company, are considered “forward-looking” and are presented pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  Such content is subject to certain risks and uncertainties, including but not limited to future changes in cost or availability of raw materials, our ability to adjust selling prices, consumer buying patterns, changes in customer order patterns, the results of competitive bid processes, unexpected costs associated with plant closures, a failure in our information technology infrastructure or applications, foreign currency fluctuations, changes in working capital requirements, changes in interest rates, changes in government regulations, and the availability and related cost of financing from banks and capital markets.  Actual future results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors which are detailed in the Company’s regular SEC filings including the most recently filed Form 10-K for the year ended December 31, 2011.

INVESTOR CONFERENCE CALL

Bemis Company, Inc. will webcast an investor telephone conference regarding its second quarter 2012 financial results this morning at 10 a.m., Eastern Time.  Individuals may listen to the call on the Internet at www.bemis.com under “Investor Relations.”  Listeners are urged to check the website ahead of time to ensure their computers are configured for the audio stream.  Instructions for obtaining the required, free, downloadable software are available in a pre-event system test on the site.

ABOUT BEMIS COMPANY, INC.

Bemis Company, Inc. is a major supplier of flexible packaging and pressure sensitive materials used by leading food, consumer products, healthcare, and other companies worldwide.  Founded in 1858, the Company is included in the S&P 500 index of stocks and reported 2011 net sales of $5.3 billion.  The Company’s flexible packaging business has a strong technical base in polymer chemistry, film extrusion, coating and laminating, printing, and converting.  Headquartered in Neenah, Wisconsin, Bemis employs approximately 20,000 individuals worldwide.  More information about the Company is available at our website, www.bemis.com.

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BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF INCOME

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net sales	$1,312.7	$1,370.2	$2,617.5	$2,694.6
Cost of products sold	1,079.4	1,132.2	2,153.2	2,226.8

Gross Profit	233.3	238.0	464.3	467.8

Operating expenses:
Selling, general, and administrative expenses	124.0	126.7	253.2	252.9
Research and development	10.4	10.0	21.3	17.6
Facility consolidation and other costs	19.7	—	28.0	—
Other operating (income) expense, net	(3.6)	(4.0)	(9.5)	(11.2)

Operating Income	82.8	105.3	171.3	208.5

Interest expense	17.3	18.1	37.8	36.4
Other non-operating (income) expense, net	(1.0)	(0.4)	(0.9)	1.4

Income before income taxes	66.5	87.6	134.4	170.7

Provision for income taxes	24.2	32.0	48.1	62.3

Net income	42.3	55.6	86.3	108.4

Less: Net income attributable to noncontrolling interests	—	1.3	—	2.9

Net income attributable to Bemis Company, Inc.	$42.3	$54.3	$86.3	$105.5

Basic earnings per share	$0.41	$0.51	$0.83	$0.98

Diluted earnings per share	$0.40	$0.51	$0.82	$0.98

Cash dividends paid per share	$0.25	$0.24	$0.50	$0.48

Weighted average shares outstanding (includes participating securities):
Basic	104.3	106.7	104.3	107.7
Diluted	105.1	107.2	105.0	108.1

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in millions)

(unaudited)

	June 30,	December 31,
	2012	2011
ASSETS

Cash and cash equivalents	$127.2	$109.8
Accounts receivable, net	703.3	665.4
Inventories	645.6	646.0
Prepaid expenses and other current assets	133.8	127.8
Total current assets	1,609.9	1,549.0

Property and equipment, net	1,371.9	1,440.9

Goodwill	1,030.8	1,048.4
Other intangible assets, net	209.5	222.5
Deferred charges and other assets	73.2	59.6
Total other long-term assets	1,313.5	1,330.5

TOTAL ASSETS	$4,295.3	$4,320.4

LIABILITIES

Current portion of long-term debt	$10.1	$13.4
Short-term borrowings	5.4	1.7
Accounts payable	413.6	415.8
Accrued salaries and wages	106.3	95.8
Accrued income and other taxes	26.3	23.9
Other current liabilities	132.4	131.4
Total current liabilities	694.1	682.0

Long-term debt, less current portion	1,549.4	1,554.8
Deferred taxes	183.0	175.5
Other liabilities and deferred credits	293.6	326.0

TOTAL LIABILITIES	2,720.1	2,738.3

EQUITY

Bemis Company, Inc. shareholders’ equity:
Common stock issued (127.1 and 126.9 shares)	12.7	12.7
Capital in excess of par value	539.3	532.4
Retained earnings	1,866.2	1,832.9
Accumulated other comprehensive loss	(137.8)	(90.7)
Common stock held in treasury (24.0 shares at cost)	(705.2)	(705.2)
TOTAL EQUITY	1,575.2	1,582.1

TOTAL LIABILITIES AND EQUITY	$4,295.3	$4,320.4

BEMIS COMPANY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(in millions)

(unaudited)

	Six Months Ended
	June 30,
	2012	2011
Cash flows from operating activities
Net income	$86.3	$108.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107.0	112.1
Excess tax benefit from share-based payment arrangements	(0.2)	(0.9)
Share-based compensation	8.6	8.7
Deferred income taxes	2.6	10.2
Income of unconsolidated affiliated company	(1.3)	(1.6)
(Gain) loss on sale of property and equipment	(0.3)	1.0
Net facility consolidation and other costs	15.5	—
Changes in working capital, excluding effect of acquisitions	(62.2)	(153.5)
Net change in deferred charges and credits	(12.7)	(2.5)

Net cash provided by operating activities	143.3	81.9

Cash flows from investing activities
Additions to property and equipment	(59.3)	(61.3)
Business acquisitions and adjustments, net of cash acquired	—	(15.8)
Proceeds from sale of property and equipment	4.0	0.7

Net cash used in investing activities	(55.3)	(76.4)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	4.7
Repayment of long-term debt	(303.0)	(2.1)
Net borrowing of commercial paper	284.0	173.3
Net borrowing of short-term debt	4.1	17.6
Cash dividends paid to shareholders	(52.2)	(51.7)
Common stock purchased for the treasury	—	(123.1)
Purchase of subsidiary shares of noncontrolling interests	—	(0.4)
Excess tax benefit from share-based payment arrangements	0.2	0.9
Stock incentive programs and related withholdings	(1.9)	(3.7)

Net cash (used in) provided by financing activities	(68.8)	15.5

Effect of exchange rates on cash and cash equivalents	(1.8)	(8.7)

Net increase in cash and cash equivalents	17.4	12.3

Cash and cash equivalents balance at beginning of year	109.8	60.4

Cash and cash equivalents balance at end of period	$127.2	$72.7

BEMIS COMPANY, INC. AND SUBSIDIARIES

OPERATING PROFIT AND PRETAX PROFIT

(in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Flexible Packaging operating profit	$116.0	$116.3	$232.1	$232.6
Flexible Packaging facility consolidation and other costs	(19.7)	—	(27.9)	—
Net Flexible Packaging operating profit	96.3	116.3	204.2	232.6

Pressure Sensitive Materials operating profit	10.9	11.8	20.6	21.7

Segment operating profit	107.2	128.1	224.8	254.3

General corporate expenses	(24.4)	(22.8)	(53.5)	(45.8)

Operating income	82.8	105.3	171.3	208.5

Interest expense	17.3	18.1	37.8	36.4

Other non-operating (income) expense, net	(1.0)	(0.4)	(0.9)	1.4

Income before income taxes	$66.5	$87.6	$134.4	$170.7

BEMIS COMPANY, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP DATA

(in millions, except per share amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Reconciliation of GAAP to Non-GAAP Operating Profit and Operating Profit as a Percentage of Net Sales by Segment

Flexible Packaging
Net Sales	$1,170.8	$1,218.7	$2,330.3	$2,398.0

Operating Profit as reported	96.3	116.3	204.2	232.6

Non-GAAP adjustments:
Acquisition-related integration costs (1)	1.7	—	3.5	—
Facility consolidation and other costs (2)	19.7	—	27.9	—

Operating Profit as adjusted	$117.7	$116.3	$235.6	$232.6

Operating Profit as a percentage of Net Sales
As Reported	8.2%	9.5%	8.8%	9.7%
As Adjusted	10.1%	9.5%	10.1%	9.7%

Pressure Sensitive Materials
Net Sales	$141.9	$151.5	$287.2	$296.6

Operating Profit as reported	$10.9	$11.8	$20.6	$21.7

Operating Profit as a percentage of Net Sales as reported	7.7%	7.8%	7.2%	7.3%

Reconciliation of GAAP to Non-GAAP Earnings per Share

Diluted earnings per share, as reported	$0.40	$0.51	$0.82	$0.98

Non-GAAP adjustments per share, net of taxes:
Acquisition-related integration costs (1)	0.02	—	0.03	—
Facility consolidation and other costs (2)	0.12	—	0.18	—

Diluted earnings per share, as adjusted	$0.54	$0.51	$1.03	$0.98

(1)     Acquisition-related integration costs include earnout payments treated as compensation expense related to the Mayor Packaging acquisition.

(2)     Facility consolidation and other costs includes employee-related costs, accelerated depreciation, and write down of equipment related to the company’s facility consolidation program.